Exhibit 21.1

Jurisdiction
of Incorporation

Altra Industrial Motion, Inc.	Delaware

American Enterprises MPT Corp.	Delaware
American Enterprises MPT Holdings LLC	Delaware
Ameridrives International LLC	Delaware
Formsprag LLC	Delaware
Nuttall Gear LLC	Delaware
Warner Electric LLC	Delaware
Warner Electric Technology LLC	Delaware
Boston Gear LLC	Delaware
Kilian Manufacturing Company	Delaware
3091780 Nova Scotia Company	Nova Scotia, Canada
Kilian Canada ULC	Nova Scotia, Canada
Warner Electric International Holding, Inc.	Delaware
Warner Electric (Holding) SAS	France
Warner Electric Europe SAS	France
Warner Electric Group GmbH	Germany
Warner Electric Verwaltungs GmbH	Germany
Stieber GmbH	Germany
Warner Electric (Neth) Holding, B.V.	Netherlands
Warner Electric Australia Pty. Ltd.	Australia
Warner Shui Hing Limited, (HK)	Hong Kong
Warner Electric (Singapore), Ltd.	Singapore
Warner Electric (Taiwan) Ltd.	Taiwan
Warner Electric (Thailand) Ltd.	Thailand
Warner Electric UK Group Ltd.	United Kingdom
Warner Electric UK Holding, Ltd.	United Kingdom
Wichita Company Ltd.	United Kingdom
Hay Hall Holdings Limited	United Kingdom
The Hay Hall Group Limited	United Kingdom
Matrix International, Ltd.	United Kingdom
Matrix International GmbH	Germany
Inertia Dynamics, LLC	Delaware
Bibby Group Ltd.	United Kingdom
Bibby Transmissions Ltd.	United Kingdom
Bibby Turboflex SA	South Africa
Turboflex Ltd	United Kingdom
Torsiflex, Ltd.	United Kingdom
Rathi Turboflex Pty Ltd	India
Huco Power Transmission, Ltd.	United Kingdom
Huco Engineering Industries Ltd.	United Kingdom
Dynatork Air Motors Ltd.	United Kingdom
Dynatork, Ltd.	United Kingdom
Twiflex Ltd.	United Kingdom
Safetek Ltd.	United Kingdom